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                                                                     EXHIBIT 2.3

                          PURCHASE AGREEMENT SUPPLEMENT

                  THIS PURCHASE AGREEMENT SUPPLEMENT is a supplement to that certain Purchase Agreement, dated March 31, 1998 (the "Purchase Agreement"), between SAC Acquisition Corp., a Georgia corporation ("SAC"), and NationsBanc Montgomery Securities LLC. (the "Initial Purchaser"). Unless otherwise defined herein, defined terms are used herein as defined in the Purchase Agreement.

                  As a result of the consummation of the Merger, SAC was merged with and into SIMCALA, Inc., a Delaware corporation (the "Company"), with the Company being the surviving corporation.

                  The Company and the Initial Purchaser hereby agree as follows:

                  (a) the Company hereby (i) assumes the obligations, and makes the agreements, of SAC under the Purchase Agreement (including, without limitation, the agreements and obligations in Sections 5 and 8 thereof), and (ii) makes the representations and warranties of SAC to the Initial Purchaser contained therein; and

                  (b) the Initial Purchaser hereby (i) reaffirms its obligations and agreements under the Purchase Agreement (including without limitation, the agreements and obligations in Section 8 thereof), and
         (ii) reaffirms to the Company its representations and warranties contained therein.

         For the purposes of Section 11 of the Purchase Agreement, the address of the Company shall be the address of the Company set forth in the Final Memorandum, Attention: C. Edward Boardwine, with copies to: (i) CGW Southeast Partners III, L.P., Twelve Piedmont Center, Suite 210, Atlanta, Georgia 30305,
Attention: William A. Davies; and (ii) Alston & Bird LLP, 1201 West Peachtree Street, Atlanta Georgia 30309-3424, Attention Terri McMahon, Esq.

         This Purchase Agreement Supplement does not cancel or extinguish any right or obligation of the parties to the Purchase Agreement. The parties hereto agree that the Purchase Agreement shall be supplemented only with respect to the matters referred to herein and the provisions of the Purchase Agreement are otherwise in full force and effect.

                  This Purchase Agreement Supplement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

                  THIS PURCHASE AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.




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                  IN WITNESS WHEREOF, the undersigned has executed this Purchase
Agreement Supplement as of March 31, 1998.


                                       SIMCALA, INC.

                                       BY: /s/ C. E. Boardwine
                                           ------------------------------------
                                           NAME: C. EDWARD BOARDWINE
                                           TITLE: CHIEF EXECUTIVE OFFICER




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The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

NATIONSBANC MONTGOMERY SECURITIES LLC

By: /s/ Mark Wilson
    ----------------------------------------
    Name:    Mark Wilson
    Title:   Managing Director